Exhibit 99.2

Q1 FY26
Letter to Shareholders
August 5, 2025

August 5, 2025
Dear Shareholders,
In Q1 FY26, Cirrus Logic delivered revenue of $407.3 million, above the top end of our guidance range. GAAP and non-GAAP earnings per share were $1.14 and $1.51, respectively. During the quarter, we were delighted with the success of our latest-generation smartphone audio components, including our custom boosted amplifier and first 22-nanometer smart codec. Outside of smartphones, we continued to gain traction in the laptop market. In the June quarter, our next-generation amplifier and codec were designed into several new laptops, we announced a collaboration with Compal to address persistent audio quality challenges, and we continued development on multiple new laptop components. Progress in our general market business, which spans the professional audio, automotive, industrial, and imaging end markets, included ramping production of our latest-generation analog-to-digital converters (ADCs), digital-to-analog converters (DACs), and an ultra-high-performance audio codec. Finally, we also began shipping our recently-introduced timing product to leading automotive and professional audio customers. Looking forward, we are focused on building on our strong intellectual property portfolio and leveraging our extensive mixed-signal expertise as we continue to drive growth across existing and new application areas in the coming years.
Figure A: Cirrus Logic Q1 FY26

Q1 FY26	GAAP	Adj.	Non-GAAP*
Revenue	$407.3		$407.3
Gross Profit	$214.0	$0.3	$214.3
Gross Margin	52.6%		52.6%
Operating Expense	$141.6	($22.1)	$119.5
Operating Income	$72.4	$22.5	$94.9
Operating Profit	17.8%		23.3%
Interest Income	$8.6		$8.6
Other Expense	$(0.4)		$(0.4)
Income Tax Expense	$19.9	$2.9	$22.8
Net Income	$60.7	$19.6	$80.3
Diluted EPS	$1.14	$0.37	$1.51
*Complete GAAP to Non-GAAP reconciliations available on page 10
Numbers may not sum due to rounding
$ millions, except EPS
Revenue and Gross Margin
Revenue for the June quarter was $407.3 million, down four percent quarter over quarter and up nine percent year over year. Q1 FY26 revenue was above the top end of our guidance range due to stronger-than-expected smartphone unit volumes. The decrease in revenue on a sequential basis reflects lower smartphone unit volumes. The year-over-year increase was primarily driven by sales associated with our latest-generation products and higher smartphone unit volumes. In the September quarter, we expect revenue to range from $510 million to $570 million, up 33 percent sequentially and approximately flat year over year at the midpoint.
In Q1 FY26, revenue derived from our audio and high-performance mixed-signal (HPMS) product lines represented 59 percent and 41 percent of total revenue, respectively. One customer contributed approximately 86 percent of total revenue in Q1 FY26. Our relationship with our largest customer remains

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outstanding, with continued strong design activity across a wide range of products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about this business.
Figure B: Cirrus Logic Revenue ($M) Q2 FY24 to Q2 FY26

700
600
500
400
300
200
100
0
481
619
372
374
542
556
424
407
540*
Q2/FY24
Q3/FY24
Q4/FY24
Q1/FY25
Q2/FY25
Q3/FY25
Q4/FY25
Q1/FY26
Q2/FY26
Audio
High-Performance Mixed-Signal

*Midpoint of guidance as of August 5, 2025
GAAP gross margin in the June quarter was 52.6 percent, compared to 53.4 percent in Q4 FY25 and 50.5 percent in Q1 FY25. Non-GAAP gross margin in the June quarter was 52.6 percent, compared to 53.5 percent in Q4 FY25 and 50.6 percent in Q1 FY25. On a sequential basis, the decrease was mostly driven by a less favorable product mix and a return to a more typical pricing environment. On a year-over-year basis, the increase in gross margin was largely due to a more favorable product mix. In the September quarter, we expect gross margin to range from 51 percent to 53 percent.
Operating Profit, Tax, and EPS
Operating profit for Q1 FY26 was 17.8 percent on a GAAP basis and 23.3 percent on a non-GAAP basis. GAAP operating expense was $141.6 million and included $20.5 million in stock-based compensation and $1.6 million in amortization of acquisition intangibles. On a sequential basis, GAAP operating expense increased by $0.8 million primarily driven by higher employee-related expenses, mostly due to annual salary increases, and an increase in stock-based compensation. This was partially offset by a reduction in product development costs, largely due to the timing of expenses for new products, including tape outs.

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The reduction also reflects a decrease in variable compensation and lower facilities-related expenses. On a year-over-year basis, GAAP operating expense decreased by $0.5 million largely due to the absence of lease impairments and lower product development costs. This was offset by higher employee-related costs mostly associated with annual salary increases. Non-GAAP operating expense for the quarter was $119.5 million, down $0.5 million sequentially and up $1.5 million year over year. The company’s total headcount exiting Q1 was 1,658.
Combined GAAP R&D and SG&A expenses for Q2 FY26 are expected to range from $153 million to $159 million, including approximately $20 million in stock-based compensation expense and $2 million in amortization of acquisition intangibles, resulting in a non-GAAP operating expense range between $131 million and $137 million.
Figure C: GAAP R&D and SG&A Expenses ($M)/Headcount Q2 FY24 to Q2 FY26

160
140
120
100
80
60
40
20
0
1,644
1,637
1,625
1,651
1,672
1,667
1,660
1,658
Q2 FY24
Q3 FY24
Q4 FY24
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25
Q1 FY26
Q2 FY26
R&D
SG&A
Expense*
Headcount

*Reflects midpoint of combined R&D and SG&A guidance as of August 5, 2025
For the June quarter, GAAP tax expense was $19.9 million on GAAP pre-tax income of $80.6 million, resulting in an effective tax rate of 24.7 percent. Non-GAAP tax expense for the quarter was $22.8 million on non-GAAP pre-tax income of $103.1 million, resulting in a non-GAAP effective tax rate of 22.1 percent. The GAAP and non-GAAP effective tax rates for the June quarter were unfavorably impacted by a provision of the Tax Cuts and Jobs Act of 2017 that required companies to capitalize and amortize R&D expenses. On July 4, 2025, the One Big Beautiful Bill Act (the "OBBBA") was signed into law. Among other provisions, the OBBBA permanently eliminates the requirement to capitalize and amortize U.S. R&D expenditures and makes modifications to international tax rules. We are continuing to evaluate the impact of the legislation.

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GAAP earnings per share for the June quarter was $1.14, compared to earnings per share of $1.31 the prior quarter and $0.76 in Q1 FY25. Non-GAAP earnings per share for the June quarter was $1.51, versus $1.67 in Q4 FY25 and $1.12 in Q1 FY25.
Balance Sheet
Our cash and investment balance at the end of Q1 FY26 was $847.8 million, up from $834.8 million the prior quarter and $744.6 million in Q1 FY25. Cash flow from operations for the June quarter was $116.1 million. During the quarter, we repurchased 1,013,613 shares at an average price of $98.66, returning $100.0 million of cash to shareholders in the form of buybacks. At the end of Q1 FY26, the company had $454.1 million remaining in its share repurchase authorization. Over the long term, we expect strong cash flow generation, and we will continue to evaluate potential uses of this cash, including investing in the business to pursue organic growth opportunities, M&A, and returning capital to shareholders through share repurchases.
Q1 FY26 inventory was $279.0 million, down from $299.1 million in Q4 FY25. In Q2 FY26, we expect inventory to decrease as we continue to fulfill demand and manage our wafer purchase commitments per our long-term capacity agreement with GlobalFoundries.
Company Strategy
We remain committed to our three-pronged strategy for growing our business: first, maintaining our leadership position in smartphone audio; second, increasing HPMS content in smartphones; and third, leveraging our strength in audio and HPMS to expand into additional applications and markets with both existing and new components.
Smartphones
In smartphone audio, we are delighted with the success of our latest-generation custom boosted amplifier and first 22-nanometer smart codec. These components deliver exceptional audio performance and significant power and efficiency improvements while also enabling system design flexibility. We remain committed to delivering high-quality products and expect both of these components to ship for multiple smartphone generations. Additionally, the company also continues to support customers in the Android market. While the majority of our general market R&D resources are focused on developing products for new markets, we still expect new flagship smartphones utilizing our components to come to market in the second half of the calendar year.
Beyond audio, we are excited about the opportunities to grow our smartphone content with HPMS solutions. Engagement with our largest customer on camera controllers remains strong, and the features they help enable have been very well received. We continue to work to identify additional opportunities to enable advanced functionality and improve overall system performance. Further, we are also making investments in advanced battery and power technology and have a number of R&D programs underway related to these areas. To capitalize on these growth opportunities, we are actively pursuing sockets where our signal processing expertise can deliver more efficient, flexible solutions compared to competing solutions. Looking forward, with a number of ongoing technology investments, we believe we have a solid pipeline of opportunities with HPMS products.

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New Applications and Markets
Outside of smartphones, we are leveraging our intellectual property to expand into other applications and markets with both existing and new products. We continue to gain traction in the laptop market. During the quarter, customer engagement across our portfolio was strong as we saw our next-generation amplifier and codec designed into several new laptops that are expected to begin initial shipments in late CY25. These products help deliver high-fidelity audio and voice while also allowing our customers to improve their user experience and battery life. Further, these components expand our reach across price points, enabling us to support our customers’ higher-volume mainstream programs. By broadening into this product tier, we can capture more of our serviceable addressable market and create additional revenue opportunities. We also recently announced a collaboration with Compal, a leading electronic design and manufacturing services company, to address persistent audio quality challenges in laptops, notably the mechanical rattle and audio distortion that often leads to poor and inconsistent audio quality. Cirrus Logic’s tools and algorithms can help detect these conditions, and when implemented in manufacturing production lines, can enable better quality assurance and consistent user experiences across high-volume manufacturing. Further, we are in development on multiple new products that aim to significantly improve voice and audio capture functionality across a wide range of the laptops. We believe this will be especially valuable as users are more frequently using voice as an interface when interacting with their laptops and AI agents. We are excited with our progress in this market as our breadth of content in laptops continues to expand through both direct engagement with OEMs and our participation with leading reference design partners.
Beyond the laptop market, we continue to invest in our general market business, which spans a large number of customers across the professional audio, automotive, industrial, and imaging end markets. We ramped production of our latest-generation ADCs, DACs, and an ultra-high-performance audio codec. Additionally, we expanded this professional audio portfolio with the launch of four new high-performance ADC and DAC products. These components deliver exceptional performance and innovative features like hybrid gain control while requiring lower power compared to previous generations. They also make Cirrus Logic’s audio capabilities and features accessible across a range of high-performance audio applications and price points. We recently began shipping our latest timing product to leading automotive and professional audio customers. Looking forward, we plan to continue to leverage our mixed-signal design and advanced low-power signal processing expertise to execute on our strategic vision and capitalize on growth opportunities in new applications and markets.
Summary and Guidance
For the September quarter we expect the following results:
•Revenue to range between $510 million and $570 million;
•GAAP gross margin to be between 51 percent and 53 percent; and
•Combined GAAP R&D and SG&A expenses to range between $153 million and $159 million, including approximately $20 million in stock-based compensation expense and $2 million in amortization of acquisition intangibles, resulting in a non-GAAP operating expense range between $131 million and $137 million.
In conclusion, we delivered strong results for Q1 FY26. During the quarter, we continued our leadership in smartphone audio, gained traction in the laptop market, and started ramping production of our latest-

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generation components for our general market business. With an extensive product roadmap and a deep commitment to innovation, we believe Cirrus Logic is well-positioned for future success.
Sincerely,

John Forsyth President & Chief Executive Officer	Jeff Woolard Chief Financial Officer

Conference Call Q&A Session
Cirrus Logic will host a live Q&A session at 5 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website.
A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion or by calling (609) 800-9909 or toll-free at (800) 770-2030 (Access Code: 95424).
Use of Non-GAAP Financial Information
To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income and profit, operating expenses, gross margin and profit, tax expense, tax expense impact on earnings per share, effective tax rate, free cash flow, and free cash flow margin. A reconciliation of the adjustments to GAAP results is included in the tables below.
Non-GAAP financial information is not meant as a substitute for GAAP results but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.
Safe Harbor Statement
Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about our ability to leverage our extensive mixed-signal expertise to drive growth across existing and new application areas in the coming years; our expectation for strong cash flow generation over the long term; our expectation that inventory will decrease as we continue to fulfill demand and manage our wafer purchase commitments per our long-term capacity agreement with GlobalFoundries; our ability to maintain our leadership position in smartphone audio; our

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ability to increase HPMS content in smartphones; our ability to leverage our strength in audio and HPMS to expand into additional applications and markets with both new and existing components; our expectation that our latest-generation custom boosted amplifier and first 22-nanometer smart codec will ship for multiple smartphone generations; our expectation that new flagship Android smartphones utilizing our components will come to market in the second half of the calendar year; our expectation that our next-generation amplifier and codec designed for laptops will begin initial shipments in late CY25; our ability to expand our reach across price points and support higher-volume mainstream programs; our ability to capture more of our serviceable addressable market and create additional revenue opportunities; our ability to leverage our mixed-signal design and advanced low-power signal processing expertise to execute on our strategic vision and capitalize on growth opportunities in new applications and markets; and our forecasts for the second quarter of fiscal year 2026 revenue, gross margin, combined research and development and selling, general and administrative expense levels, stock-based compensation expense, and amortization of acquisition intangibles. In some cases, forward-looking statements are identified by words such as “emerge,” “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” “will,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies, or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates, and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially, and readers should not place undue reliance on such statements. These risks and uncertainties include, but are not limited to, the following: the level and timing of orders and shipments during the second quarter of fiscal year 2026, customer cancellations of orders, or the failure to place orders consistent with forecasts; or changes in government trade policies, including the imposition of tariffs and export restrictions; and global economic conditions and uncertainty; and the risk factors listed in our Form 10-K for the year ended March 29, 2025 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
Cirrus Logic, Cirrus and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.

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Summary of Financial Data Below:
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(in thousands, except per share data; unaudited)

	Three Months Ended
	Jun. 28, 2025	Mar. 29, 2025	Jun. 29, 2024
	Q1'26	Q4'25	Q1'25
Audio	$240,043	$255,326	$218,970
High-Performance Mixed-Signal	167,229	169,130	155,056
Net sales	407,272	424,456	374,026
Cost of sales	193,242	197,720	185,101
Gross profit	214,030	226,736	188,925
Gross margin	52.6%	53.4%	50.5%

Research and development	102,892	103,420	105,363
Selling, general and administrative	38,744	37,370	36,770
Total operating expenses	141,636	140,790	142,133

Income from operations	72,394	85,946	46,792

Interest income	8,622	8,604	8,202
Other income (expense)	(388)	55	1,609
Income before income taxes	80,628	94,605	56,603
Provision for income taxes	19,931	23,338	14,508
Net income	$60,697	$71,267	$42,095

Basic earnings per share	$1.17	$1.35	$0.79
Diluted earnings per share:	$1.14	$1.31	$0.76

Weighted average number of shares:
Basic	51,727	52,756	53,433
Diluted	53,319	54,324	55,665

Prepared in accordance with Generally Accepted Accounting Principles

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RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in thousands, except per share data; unaudited)
(not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended
	Jun. 28, 2025	Mar. 29, 2025	Jun. 29, 2024
Net Income Reconciliation	Q1'26	Q4'25	Q1'25
GAAP Net Income	$60,697	$71,267	$42,095
Amortization of acquisition intangibles	1,647	1,647	1,972
Stock-based compensation expense	20,809	19,491	21,385
Lease impairment	—	—	1,019
Adjustment to income taxes	(2,839)	(1,772)	(4,105)
Non-GAAP Net Income	$80,314	$90,633	$62,366

Earnings Per Share Reconciliation
GAAP Diluted earnings per share	$1.14	$1.31	$0.76
Effect of Amortization of acquisition intangibles	0.03	0.03	0.03
Effect of Stock-based compensation expense	0.39	0.36	0.38
Effect of Lease impairment	—	—	0.02
Effect of Adjustment to income taxes	(0.05)	(0.03)	(0.07)
Non-GAAP Diluted earnings per share	$1.51	$1.67	$1.12

Operating Income Reconciliation
GAAP Operating Income	$72,394	$85,946	$46,792
GAAP Operating Profit	17.8%	20.2%	12.5%
Amortization of acquisition intangibles	1,647	1,647	1,972
Stock-based compensation expense - COGS	300	360	266
Stock-based compensation expense - R&D	13,072	13,079	15,763
Stock-based compensation expense - SG&A	7,437	6,052	5,356
Lease impairment	—	—	1,019
Non-GAAP Operating Income	$94,850	$107,084	$71,168
Non-GAAP Operating Profit	23.3%	25.2%	19.0%

Operating Expense Reconciliation
GAAP Operating Expenses	$141,636	$140,790	$142,133
Amortization of acquisition intangibles	(1,647)	(1,647)	(1,972)
Stock-based compensation expense - R&D	(13,072)	(13,079)	(15,763)
Stock-based compensation expense - SG&A	(7,437)	(6,052)	(5,356)
Lease impairment	—	—	(1,019)
Non-GAAP Operating Expenses	$119,480	$120,012	$118,023

Gross Margin/Profit Reconciliation
GAAP Gross Profit	$214,030	$226,736	$188,925
GAAP Gross Margin	52.6%	53.4%	50.5%
Stock-based compensation expense - COGS	300	360	266
Non-GAAP Gross Profit	$214,330	$227,096	$189,191
Non-GAAP Gross Margin	52.6%	53.5%	50.6%

Effective Tax Rate Reconciliation
GAAP Tax Expense	$19,931	$23,338	$14,508
GAAP Effective Tax Rate	24.7%	24.7%	25.6%
Adjustments to income taxes	2,839	1,772	4,105
Non-GAAP Tax Expense	$22,770	$25,110	$18,613
Non-GAAP Effective Tax Rate	22.1%	21.7%	23.0%

Tax Impact to EPS Reconciliation
GAAP Tax Expense	$0.37	$0.43	$0.26
Adjustments to income taxes	0.05	0.03	0.07
Non-GAAP Tax Expense	$0.42	$0.46	$0.33

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CONSOLIDATED CONDENSED BALANCE SHEET
(in thousands; unaudited)

	Jun. 28, 2025	Mar. 29, 2025	Jun. 29, 2024
ASSETS
Current assets
Cash and cash equivalents	$548,870	$539,620	$491,351
Marketable securities	65,925	56,160	25,680
Accounts receivable, net	214,085	216,009	190,079
Inventories	278,984	299,092	232,566
Prepaid wafers	61,934	52,560	84,700
Other current assets	71,324	76,293	77,365
Total current Assets	1,241,122	1,239,734	1,101,741

Long-term marketable securities	232,959	239,036	227,527
Right-of-use lease assets	123,718	126,688	136,295
Property and equipment, net	154,340	159,900	170,953
Intangibles, net	25,718	27,461	27,624
Goodwill	435,936	435,936	435,936
Deferred tax asset	54,037	48,150	54,622
Long-term prepaid wafers	—	15,512	50,375
Other assets	26,887	34,656	60,552
Total assets	$2,294,717	$2,327,073	$2,265,625

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$66,321	$63,162	$77,562
Accrued salaries and benefits	43,146	52,075	41,101
Lease liability	21,075	21,811	22,058
Other accrued liabilities	58,136	58,140	61,021
Total current liabilities	188,678	195,188	201,742

Non-current lease liability	120,272	121,908	132,016
Non-current income taxes	44,693	44,040	52,704
Other long-term liabilities	10,790	16,488	31,533
Total long-term liabilities	175,755	182,436	216,253

Stockholders' equity:
Capital stock	1,881,472	1,860,281	1,792,283
Accumulated earnings	49,035	90,351	58,591
Accumulated other comprehensive loss	(223)	(1,183)	(3,244)
Total stockholders' equity	1,930,284	1,949,449	1,847,630
Total liabilities and stockholders' equity	$2,294,717	$2,327,073	$2,265,625
Prepared in accordance with Generally Accepted Accounting Principles

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CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(in thousands; unaudited)

	Three Months Ended
	Jun. 28,	Jun. 29,
	2025	2024
	Q1'26	Q1'25
Cash flows from operating activities:
Net income	$60,697	$42,095
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,173	12,359
Stock-based compensation expense	20,809	21,385
Deferred income taxes	(5,938)	(5,897)
Other non-cash charges	(16)	1,104
Net change in operating assets and liabilities:
Accounts receivable, net	1,924	(27,601)
Inventories	20,108	(5,318)
Prepaid wafers	6,138	12,354
Other assets	2,014	(5,459)
Accounts payable and other accrued liabilities	(8,806)	12,037
Income taxes payable	6,028	30,102
Net cash provided by operating activities	116,131	87,161
Cash flows from investing activities:
Maturities and sales of available-for-sale marketable securities	22,990	12,646
Purchases of available-for-sale marketable securities	(26,435)	(69,060)
Purchases of property, equipment and software	(2,638)	(9,990)
Investments in technology	(132)	(155)
Net cash used in investing activities	(6,215)	(66,559)
Cash flows from financing activities:
Net proceeds from the issuance of common stock	382	10,196
Repurchase of stock to satisfy employee tax withholding obligations	(1,049)	(1,219)
Repurchase and retirement of common stock	(99,999)	(40,992)
Net cash used in financing activities	(100,666)	(32,015)
Net increase (decrease) in cash and cash equivalents	9,250	(11,413)
Cash and cash equivalents at beginning of period	539,620	502,764
Cash and cash equivalents at end of period	$548,870	$491,351
Prepared in accordance with Generally Accepted Accounting Principles

Q1 FY26 Letter to Shareholders	12

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in thousands; unaudited)
Free cash flow, a non-GAAP financial measure, is GAAP cash flow from operations (or cash provided by operating activities) less capital expenditures. Capital expenditures include purchases of property, equipment and software as well as investments in technology, as presented within our GAAP Consolidated Condensed Statement of Cash Flows. Free cash flow margin represents free cash flow divided by revenue.

	Twelve Months Ended	Three Months Ended

	Jun. 28,	Jun. 28,	Mar. 29,	Dec. 28,	Sep. 28,
	2025	2025	2025	2024	2024
	Q1'26	Q1'26	Q4'25	Q3'25	Q2'25
Net cash provided by operating activities (GAAP)	$473,336	$116,131	$130,386	$218,588	$8,231
Capital expenditures	(21,378)	(2,770)	(9,181)	(6,687)	(2,740)
Free Cash Flow (Non-GAAP)	$451,958	$113,361	$121,205	$211,901	$5,491

Cash Flow from Operations as a Percentage of Revenue (GAAP)	25%	29%	31%	39%	2%
Capital Expenditures as a Percentage of Revenue (GAAP)	1%	1%	2%	1%	1%
Free Cash Flow Margin (Non-GAAP)	23%	28%	29%	38%	1%

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RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in millions; unaudited)
(not prepared in accordance with GAAP)

Q2 FY26
Guidance
Operating Expense Reconciliation
GAAP Operating Expenses	$153 - 159
Stock-based compensation expense	(20)
Amortization of acquisition intangibles	(2)
Non-GAAP Operating Expenses	$131 - 137

Q1 FY26 Letter to Shareholders	14